Exhibit 99.1

TranS1 Inc. Announces Closing of Public Offering of Common Stock

WILMINGTON, N.C., September 26, 2011 (GLOBE NEWSWIRE) – TranS1 Inc. (NASDAQ: TSON) today announced that it closed its previously announced public offering of 6,200,000 shares of its common stock at a price to the public of $3.25 per share. The net proceeds to TranS1 from the sale of shares, after taking into account estimated offering expenses, are approximately $18.3 million. Piper Jaffray & Co. acted as the sole book-running manager for the offering and Canaccord Genuity acted as co-manager.

A shelf registration statement relating to the shares of common stock was originally filed with the Securities and Exchange Commission on May 16, 2011, which became effective on August 1, 2011. The offering was made by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and two level lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

SOURCE:	TranS1 Inc.

CONTACT:	Investors: TranS1 Inc. Joseph P. Slattery, 910-332-1700 Executive Vice-President and Chief Financial Officer